Exhibit 4.59

Termination Agreement

This Agreement is executed on 28 September 2005 by and between the following parties:

Party A: Puccini International Limited (hereinafter referred to as “Party A”)

Registered Address: Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands

Party B: Wang Leilei (hereinafter referred to as “Party B”)

Address: No.1001, Building 1, Xiaoyangyibin Bystreet, Dongcheng District, Beijing

Whereas:

1.	Party A and Party B executed on a Trust Deed (hereinafter referred to as the “Trust Deed”) on Party B’s equity interest of Beijing Lei Ting Wu Ji Network Technology Co., Ltd. on 19 November 2003.

2.	Party A and Party B wish to terminate the said Trust Deed.

Now therefore, the Parties agree as follows:

1.	Party A and Party B agree to terminate the Trust Deed, which shall automatically become invalid upon the effective date of this Agreement.

2.	On the date when the Trust Deed becomes invalid, the rights and obligations of Party A and Party B under the Trust Deed shall be terminated accordingly.

3.	This Agreement shall take effect upon its execution.

4.	This Agreement shall be governed by the PRC laws.

5.	This Agreement is made in two copies, each held by either Party.

[Execution Page]

Puccini International Limited

/s/ Tang Meijuan
Name:	Tang Meijuan
Title:	Legal Representative

Wang Leilei

Signature:	/s/ Wang Leilei

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